                                                                    EXHIBIT 99.1

                                                          (POST PROPERTIES LOGO)

Contact: Janie Maddox
         Post Properties, Inc.
         (404) 846-5056

              POST PROPERTIES ANNOUNCES THIRD QUARTER 2005 EARNINGS
       Investor/Analyst Conference Call Scheduled for November 1, 2005 at
                                 10:00 a.m. EST

ATLANTA, October 31, 2005 -- Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $71.3 million for the third quarter of 2005, compared to a net loss of $5.5 million for the third quarter of 2004. On a diluted per share basis, net income available to common shareholders was $1.75 for the third quarter of 2005 compared to a net loss of $0.14 for the third quarter of 2004.

Net income available to common shareholders was $130.6 million for the nine months ended September 30, 2005, compared to $92.8 million for nine months ended September 30, 2004. On a diluted per share basis, net income available to common shareholders was $3.25 for the nine months ended September 30, 2005 compared to $2.34 for nine months ended September 30, 2004.

The Company uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of Funds from Operations ("FFO") as an operating measure of the Company's financial performance. A reconciliation of FFO to GAAP net income (loss) is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2005 totaled $18.4 million, or $0.43 per diluted share, compared to $15.2 million, or $0.36 per diluted share, for the third quarter of 2004. The Company's reported FFO for the third quarter of 2005 included a $1.8 million, or $0.04 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements.

FFO for the nine months ended September 30, 2005 totaled $62.6 million, or $1.46 per diluted share, compared to $47.7 million, or $1.12 per diluted share, for the nine months ended September 30, 2004. The Company's reported FFO for the nine months ended September 30, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of its investment in privately-held Rent.com and a $3.2 million, or $0.07 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements.

The Company's reported FFO for the three and nine months ended September 30, 2004 also included non-cash losses on early extinguishment of debt, asset impairment charges and non-cash redemption costs on preferred stock and units. A reconciliation of FFO to FFO excluding certain items and accounting charges is included in the financial data (Table 1) accompanying this press release.

Said David Stockert, CEO and President of Post Properties, "Results this quarter were solid in each area of our business. Apartment revenues increased in all of our markets on a year-over-year basis and when compared to the prior quarter. We're moving successfully through contracts and closings at our condominium conversions, and we strengthened our balance sheet again this quarter through asset sales proceeds and debt repayment."

MATURE (SAME STORE) COMMUNITY DATA

For the third quarter of 2005, average economic occupancy at the Company's 52 mature (same store) communities, containing 20,024 apartment units, was 95.1% compared to 94.4% for the third quarter of 2004.

Total revenues for the mature communities increased 3.8% during the third quarter of 2005, compared to the third quarter of 2004, and operating expenses increased 3.7%, producing a 4.0% increase in same store net operating income
(NOI), or $1.5 million. Excluding the impact of straight-lining long-term ground lease expense, operating expenses for the mature communities increased 2.4% during the third quarter of 2005, compared to the third quarter of 2004, and same store NOI increased 4.8% between periods.

On a sequential basis, total revenues for the mature communities increased 2.7%, and operating expenses increased 3.4%, producing a 2.3% increase in same store NOI for the third quarter of 2005, compared to the second quarter of 2005. For the third quarter of 2005, average economic occupancy at the mature communities was 95.1% compared to 93.7% for the second quarter of 2005.

Same store NOI and same store NOI, excluding straight-line long-term ground lease expense, are supplemental non-GAAP financial measures. A reconciliation of these measures to the comparable GAAP financial measures is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.

CONDOMINIUM ACTIVITY

In the third quarter of 2005, the Company completed its sell out of Hyde Park Walk(TM), a 134-unit condominium conversion located in the Hyde Park submarket of Tampa, FL. During the three and nine months ended September 30, 2005, the Company closed the sales of 6 units and 134 units, respectively, for aggregate gross sales prices of approximately $2.7 million and $29.3 million, respectively.

The Company is converting two additional apartment communities to condominiums through a taxable REIT subsidiary: 588(TM), comprised of 127 units located in the Uptown submarket of Dallas, TX, and The Peachtree Residences(TM), a 19-story, 121-unit high-rise located in the Buckhead submarket of Atlanta, GA. The Peachtree Residences(TM) is owned through an unconsolidated joint venture in which the Company's interest is 35%.

During the three and nine months ended September 30, 2005, the Company closed the sales of 29 units and 82 units, respectively, at 588(TM) for aggregate gross sales prices of approximately $9.2 million and $20.7 million, respectively; and closed the sales of 13 units and 25 units, respectively, at The Peachtree Residences(TM) for aggregate gross sales prices of approximately $4.8 million and $9.2 million, respectively. As of October 25, 2005, the Company in the aggregate had closed or had under contract 102 units at 588(TM) and 48 units at The Peachtree Residences(TM). In addition, to date the Company has entered into contracts to sell 71 units at the Condominiums at Carlyle Square(TM), a 145-unit for-sale condominium development located within the master-planned Carlyle submarket in the Washington, D.C. suburb of Alexandria, VA. The first condominium units at that development are expected to be delivered in late 2006. There can be no assurance that condominium units under contract will close.

During the three and nine months ended September 30, 2005, the Company recognized approximately $1.8 million, or $0.04 per diluted share, and $8.1 million, or $0.19 per diluted share, respectively, of incremental gains on condominium sales in FFO, net of provision for income taxes. Such gains are reported as gains on sales of real estate assets in discontinued operations and in the equity in earnings of unconsolidated entities in the Company's consolidated statement of operations. In addition, during the three and nine months ended September 30, 2005, the Company recognized in continuing operations certain costs which are not capitalized totaling approximately $99,000 and $369,000, respectively, associated with The Condominiums at Carlyle Square(TM) development.

ASSET SALES ACTIVITY

During the third quarter of 2005, the Company sold the properties collectively operated as Post Village(TM), a 1,738-unit apartment community in suburban Atlanta, GA for aggregate gross proceeds of approximately $132.5 million, including the assumption by the buyer of approximately $47.5 million of tax-exempt secured indebtedness. For the third quarter of 2005, the Company realized accounting gains on asset sales, in accordance with generally accepted accounting principles (GAAP), of approximately $74.7 million ($70.7 million, net of minority interest).

As a result of its 2005 asset sales program, the Company has, in the aggregate, realized approximately $231.6 million of gross asset sales proceeds, including the assumption by the buyers of approximately $81.6 million of tax-exempt secured indebtedness. In addition, after taking into account its 2005 asset sales and the expected sales of its three condominium conversion projects, the Company in 2005 will have reduced its total units in Atlanta, GA by approximately 22%, its total units in Dallas, TX by approximately 10% and exited the Nashville, TN market.

DEVELOPMENT ACTIVITY

The Company announced today that it has closed on the purchase of a land site in the Hyde Park submarket of Tampa, FL for approximately $4.0 million where it is in the planning stage for an approximately 80-unit expansion of its Post Hyde Park(R) apartment community. The Company currently expects to start construction at this site in the third quarter of 2006. There can be no assurance that future developments will commence as planned.

FINANCING ACTIVITY

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners' share of debt) was 43.6% at September 30, 2005. Variable rate debt as a percentage of total debt was 11.1% at September 30, 2005, reflecting the Company's repayment of $25 million of 6.78% unsecured notes through borrowings under its unsecured revolving lines of credit and the assumption by the buyer of approximately $47.5 million of variable rate, tax-exempt debt in connection with asset sales during the third quarter of 2005.

As of September 30, 2005, the Company had outstanding borrowings of approximately $77.6 million on its combined $370 million unsecured lines of credit.

A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company's financial statements is included in the financial data (Table 4) accompanying this press release.

STOCK REPURCHASE PROGRAM

During the third quarter of 2005, the Company repurchased 87,800 shares of its common stock totaling approximately $3.2 million under 10b5-1 stock purchase plans, the most recent of which will expire on November 30, 2005. These shares were repurchased at an average price of $36.25 per share. From October 1, 2005 to

October 28, 2005, the Company repurchased an additional 282,000 shares of its common stock totaling approximately $9.9 million. These shares were repurchased at an average price of $35.23 per share.

Year-to-date through October 28, 2005, the Company has repurchased 1,030,600 shares of its common stock totaling approximately $34.4 million under 10b5-1 stock purchase plans at an average price of $33.38 per share.

INFORMATION TECHNOLOGY SYSTEMS IMPLEMENTATION COMPLETED

The Company also announced today that it has completed the implementation of its new web-based property operating system at each of its apartment communities. Said Tom Wilkes, EVP and President of Post Apartment Homes, "We expect the implementation of this new system to result in improved operating efficiencies at our apartment communities and, among other benefits, will lead to delivery of internet leasing, automated maintenance requests, centralized procurement and resident portals."

NEW BOARD MEMBER

On October 3, 2005, the Company announced the appointment of Stella Ferguson Thayer to serve on the Board of Directors. Ms. Thayer is an attorney and shareholder of the law firm of Macfarlane Ferguson & McMullen, Tampa, Florida, as well as the President and director of Tampa Bay Downs, Inc. In addition, Ms. Thayer is a member of The Florida Council of 100, the Board of Trustees of Tampa General Hospital Foundation, the Board of Trustees of the University of South Florida Foundation, and the Board of Advisors of Columbia Law School.

2005 OUTLOOK

The estimates and assumptions presented below are forward-looking and are based on the Company's current and future expected view of apartment market and general economic conditions as well as other factors outlined below. There can be no assurance that condominium units being marketed for sale will close or that the Company's actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on the Company's actual results for the first nine months of 2005 and its current financial outlook for the fourth quarter discussed below, the Company expects that net income per diluted share for the full year 2005 will be in the range of $3.25 to $3.28 and that FFO per diluted share will be in the range of $1.90 to $1.93.

A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2005 is included in the financial data (Table 5) accompanying this press release.

FOURTH QUARTER 2005 OUTLOOK

For the fourth quarter of 2005, the Company expects that its net income per diluted share will be in the range of $0.03 to $0.06 and that FFO per diluted share will be in the range of $0.44 to $0.47.

The estimates of per share FFO for the fourth quarter of 2005 are also based on the following assumptions: an expected increase in same store NOI of 1.0% to 2.5% in the fourth quarter of 2005, compared to the third quarter 2005, based primarily on revenues that are expected to decrease 0.6% to 1.2% and operating expenses that are expected to decrease 4.4% to 5.4%; incremental condominium gains in FFO, net of provision for income taxes, expected to be approximately $0.01 per diluted share; reduced interest expense from increasing capitalization to development projects; and general and administrative expenses, property management expenses and development costs in the aggregate being relatively in line with the third quarter of 2005.



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A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the fourth quarter of 2005 is included in the financial data (Table 5) accompanying this press release.

2006 OUTLOOK

The Company plans to present its financial outlook for 2006 when it reports its earnings for the fourth quarter and full year of 2005 in its earnings release and related investor conference call scheduled for February 2006.

SUPPLEMENTAL FINANCIAL DATA

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company's website. The Company's Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company's web site at www.postproperties.com.

The ability to access the attachments on the Company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company's website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations ("AFFO"), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations -- The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the



                                      -5-
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Company's results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations -- The Company also uses adjusted funds from operations ("AFFO") as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income (loss) available to common shareholders" is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income -- The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled "net income" is the most directly comparable GAAP measure to NOI. The Company also uses property NOI, excluding the impact of straight-line, long-term ground lease expense, as an operating measure. This measure is particularly useful, in the opinion of the Company, in evaluating the comparative performance of NOI between periods, since the Company began straight-lining ground lease expense in 2005.

Same Store Capital Expenditures -- The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

FFO and AFFO Excluding Certain Charges -- The Company uses FFO and AFFO excluding certain items and charges, such as preferred stock and unit redemption costs, losses on early extinguishment of debt associated with asset sales, gains on the sale of technology investments and asset impairment charges as operating measures. The



                                      -6-
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Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that certain items and charges of the nature incurred in 2005 and 2004 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. The Company adjusts FFO and AFFO for losses on early extinguishment of debt and preferred stock and unit redemption costs because these items result from financing transactions that are not related to core business performance. The Company further adjusts FFO and AFFO for gains on sales of technology investments and asset impairment charges because these items are not expected to be repetitive over the long-term and it is therefore meaningful to compute operating performance using adjusted, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company's performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company's consolidated statements of operations entitled "net income (loss) available to common shareholders."

Debt Statistics and Debt Ratios -- The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company's debt agreements, including, among others, the Company's senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company's liquidity.

Average Economic Occupancy -- The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.



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CONFERENCE CALL INFORMATION

The Company will hold its quarterly conference call on Tuesday, November 1, 2005, at 10 a.m. EST. The telephone numbers are 800-819-9193 for US and Canada callers and 913-981-4911 for international callers. The access code is 9667048. The conference call will be open to the public and can be listened to live on Post's web site at www.postproperties.com under corporate information/investor information. The replay will begin at 1:00 p.m. EST on November 1, and will be available until Monday, November 8, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 9667048. A replay of the call also will be archived on Post's web site under corporate information/investor information. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company's web site at www.postproperties.com.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 21,791 apartment homes in 58 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under construction. The Company is also developing 145 for-sale condominium homes and is converting 248 apartment units in two communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company's anticipated performance for the three and twelve months ending December 31, 2005, anticipated condominium sales activities, anticipated future development activities and anticipated future benefits from the implementation of technology systems. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company's actual results to differ materially from the expected results described in the Company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company's markets and the effect on occupancy and rental rates; the impact of competition on the Company's business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company's ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company's current and planned future real estate development, including actual costs exceeding the Company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company's expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's annual report on Form 10-K dated December 31, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

FINANCIAL HIGHLIGHTS

(Unaudited; in thousands, except per share and unit amounts)

                                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                      SEPTEMBER 30,
                                                            -----------------------------      -----------------------------
                                                                2005             2004              2005             2004
                                                            ------------     ------------      ------------     ------------

OPERATING DATA
Revenues from continuing operations ...................     $     76,071     $     72,912      $    220,773     $    211,459
Net income (loss) available to common shareholders ....     $     71,332     $     (5,512)     $    130,634     $     92,785
Funds from operations available to common shareholders
  and unitholders (Table 1) ...........................     $     18,449     $     15,176      $     62,565     $     47,678
Funds from operations available to common shareholders
  and unitholders, excluding certain items and charges
  (Table 1) ...........................................     $     20,295     $     16,986      $     60,518     $     55,958

Weighted average shares outstanding -- diluted ........           40,813           39,892            40,157           39,694
Weighted average shares and units outstanding --
  diluted .............................................           42,977           42,433            42,492           42,457

PER COMMON SHARE DATA -- DILUTED
Net income (loss) available to common shareholders ....     $       1.75     $      (0.14)     $       3.25     $       2.34

Funds from operations available to common shareholders
  and unitholders (Table 1)(1) ........................     $       0.43     $       0.36      $       1.46     $       1.12

Funds from operations available to common shareholders
  and unitholders, excluding certain items and charges
  (Table 1)(1) ........................................     $       0.47     $       0.40      $       1.41     $       1.32

Dividends declared ....................................     $       0.45     $       0.45      $       1.35     $       1.35

(1) Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 441 and 98 shares and units for the three months ended September 30, 2005 and 2004, respectively, and 293 and 67 shares and units for the nine months ended September 30, 2005 and 2004, respectively. Such dilutive securities were antidilutive to the income per share computations in the three months ended September 30, 2004 and the nine months ended September 30, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such periods.

TABLE 1

Reconciliation of Net Income (loss) Available to Common Shareholders to Funds From Operations Available to Common Shareholders and Unitholders (Unaudited; in thousands, except per share amounts)

                                                                     THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                       SEPTEMBER 30,
                                                               ------------------------------      ------------------------------
                                                                   2005              2004              2005              2004
                                                               ------------      ------------      ------------      ------------

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS .......     $     71,332      $     (5,512)     $    130,634      $     92,785
  Minority interest of common unitholders -- continuing
   operations ............................................               12              (499)             (188)           (1,463)
  Minority interest in discontinued operations ...........            3,992              (180)            7,775             7,922
  Depreciation on wholly-owned real estate assets, net ...           18,199            21,035            55,584            61,180
  Depreciation on real estate assets held in
   unconsolidated entities ...............................              224               332               745               993
  Gains on sales of real estate assets, net of
   provision for income taxes -- discontinued
   operations ............................................          (76,819)               --          (139,658)         (113,739)
  Incremental gains on condominium sales, net of
   provision for income taxes (2) ........................            1,497                --             7,827                --
 Gains on sales of real estate assets -- unconsolidated
    entities .............................................             (246)               --              (445)               --
 Incremental gains on condominium sales --
   unconsolidated entities (2) ...........................              258                --               291                --
                                                               ------------      ------------      ------------      ------------
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
  AND UNITHOLDERS, AS DEFINED ............................           18,449            15,176            62,565            47,678
  Gain on sale of technology investment ..................               --                --            (5,267)               --
  Loss on early extinguishment of indebtedness
   associated with property sales ........................            1,846                --             3,220             4,128
  Redemption costs on preferred stock and units ..........               --             1,810                --             3,526
  Asset impairment charge ................................               --                --                --               626
                                                               ------------      ------------      ------------      ------------
FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS
  AND UNITHOLDERS, EXCLUDING CERTAIN ITEMS AND CHARGES ...     $     20,295      $     16,986      $     60,518      $     55,958
                                                               ============      ============      ============      ============

Weighted average shares and units outstanding -- diluted
  (1) ....................................................           42,977            42,531            42,785            42,524
                                                               ============      ============      ============      ============
Funds from operations -- per share and unit -- diluted
  (1) ....................................................     $       0.43      $       0.36      $       1.46      $       1.12
                                                               ============      ============      ============      ============
Funds from operations, excluding certain items and
  charges -- per share and unit (1) ......................     $       0.47      $       0.40      $       1.41      $       1.32
                                                               ============      ============      ============      ============

(1) Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 441 and 98 shares and units for the three months ended September 30, 2005 and 2004, respectively, and 293 and 67 shares and units for the nine months ended September 30, 2005 and 2004, respectively. Such dilutive securities were antidilutive to the income per share computations in the three months ended September 30, 2004 and the nine months ended September 30, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

(2) The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company's taxable REIT subsidiary. See page 16 of the Supplemental Financial Data for further detail.

TABLE 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income (Unaudited In thousands)

                                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                    --------------------------------------------    -----------------------------
                                                    SEPTEMBER 30,   SEPTEMBER 30,     JUNE 30,      SEPTEMBER 30,   SEPTEMBER 30,
                                                        2005            2004            2005            2005            2004
                                                    ------------    ------------    ------------    ------------    ------------
Total same store NOI ............................   $     39,698    $     38,186    $     38,788    $    116,055    $    114,190
Property NOI from other operating segments ......          2,235             769           1,299           4,682           2,097
                                                    ------------    ------------    ------------    ------------    ------------
Consolidated property NOI .......................         41,933          38,955          40,087         120,737         116,287
Add (subtract):
   Other revenues ...............................             64             814              61             196             936
   Interest income ..............................            230             246             189             583             639
   Minority interest in consolidated property
    partnerships ................................             34             106              64             212             538
   Depreciation .................................        (18,950)        (20,371)        (19,414)        (57,896)        (59,683)
   Interest expense .............................        (14,455)        (16,316)        (15,206)        (45,340)        (47,678)
   Amortization of deferred financing costs .....           (991)         (1,065)         (1,029)         (3,707)         (3,273)
   General and administrative ...................         (5,421)         (6,018)         (5,433)        (16,150)        (16,137)
   Development costs and other expenses .........         (1,042)           (284)           (740)         (2,879)         (1,200)
   Equity in income of unconsolidated entities ..            593             420             553           1,294             843
   Gain on sale of technology investment ........             --              --              --           5,267              --
   Minority interest of preferred unitholders ...             --            (980)             --              --          (3,780)
   Minority interest of common unitholders ......            (12)            499             159             188           1,463
                                                    ------------    ------------    ------------    ------------    ------------
   Income (loss) from continuing operations .....          1,983          (3,994)           (709)          2,505         (11,045)
   Income from discontinued operations ..........         71,258           2,201          59,152         133,857         113,772
                                                    ------------    ------------    ------------    ------------    ------------
Net income (loss) ...............................   $     73,241    $     (1,793)   $     58,443    $    136,362    $    102,727
                                                    ============    ============    ============    ============    ============

TABLE 3

Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

                                                   THREE MONTHS ENDED,
                                        ------------------------------------------    3Q '05 VS.       3Q '05 VS.         3Q '05
                                        SEPTEMBER 30,  SEPTEMBER 30,    JUNE 30,        3Q '04           2Q '05           % SAME
                                            2005           2004           2005         % CHANGE         % CHANGE         STORE NOI
                                        ------------   ------------   ------------   ------------     ------------     ------------

Rental and other revenues
   Atlanta ............................ $     28,987   $     28,532   $     28,501            1.6%             1.7%
   Dallas .............................       12,029         11,327         11,633            6.2%             3.4%
   Tampa ..............................        7,342          6,911          7,120            6.2%             3.1%
   Washington, DC .....................        5,831          5,536          5,751            5.3%             1.4%
   Charlotte ..........................        3,419          3,238          3,313            5.6%             3.2%
   Houston ............................        3,292          3,142          3,067            4.8%             7.3%
   Denver .............................        2,094          2,037          1,970            2.8%             6.3%
   New York ...........................        1,330          1,231          1,270            8.0%             4.7%
   Orlando ............................          931            885            890            5.2%             4.6%
                                        ------------   ------------   ------------
     Total rental and other revenues ..       65,255         62,839         63,515            3.8%             2.7%
                                        ------------   ------------   ------------

Property operating and maintenance
  expenses (exclusive of
  depreciation and amortization)
   Atlanta (1) ........................       10,684         10,594         10,625            0.8%             0.6%
   Dallas .............................        5,411          5,393          5,189            0.3%             4.3%
   Tampa ..............................        2,894          2,788          2,824            3.8%             2.5%
   Washington, DC (1) .................        1,974          1,721          2,083           14.7%            (5.2)%
   Charlotte ..........................        1,141          1,114          1,042            2.4%             9.5%
   Houston ............................        2,013          1,572          1,577           28.1%            27.6%
   Denver .............................          729            709            667            2.8%             9.3%
   New York ...........................          353            381            352           (7.3)%            0.3%
   Orlando ............................          358            381            368           (6.0)%           (2.7)%
                                        ------------   ------------   ------------
     Total (1) ........................       25,557         24,653         24,727            3.7%             3.4%
                                        ------------   ------------   ------------

Net operating income
   Atlanta (1) ........................       18,303         17,938         17,876            2.0%             2.4%            46.2%
   Dallas .............................        6,618          5,934          6,444           11.5%             2.7%            16.7%
   Tampa ..............................        4,448          4,123          4,296            7.9%             3.5%            11.2%
   Washington, DC (1) .................        3,857          3,815          3,668            1.1%             5.2%             9.7%
   Charlotte ..........................        2,278          2,124          2,271            7.3%             0.3%             5.7%
   Houston ............................        1,279          1,570          1,490          (18.5)%          (14.2)%            3.2%
   Denver .............................        1,365          1,328          1,303            2.8%             4.8%             3.4%
   New York ...........................          977            850            918           14.9%             6.4%             2.5%
   Orlando ............................          573            504            522           13.7%             9.8%             1.4%
                                        ------------   ------------   ------------                                     ------------
     Total same store NOI (1) ......... $     39,698   $     38,186   $     38,788            4.0%             2.3%           100.0%
                                        ============   ============   ============                                     ============

See footnotes on page 12.

TABLE 3 (CON'T)

Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

                                                         NINE MONTHS ENDED,
                                            --------------------------------------------
                                            SEPTEMBER 30,   SEPTEMBER 30,
                                                2005            2004          % CHANGE
                                            ------------    ------------    ------------

Rental and other revenues
   Atlanta .............................    $     85,456    $     84,990             0.5%
   Dallas ..............................          34,962          33,886             3.2%
   Tampa ...............................          21,582          20,432             5.6%
   Washington, DC ......................          17,200          16,369             5.1%
   Charlotte ...........................           9,900           9,626             2.8%
   Houston .............................           9,488           9,427             0.6%
   Denver ..............................           6,068           6,004             1.1%
   New York ............................           3,804           3,689             3.1%
   Orlando .............................           2,723           2,598             4.8%
                                            ------------    ------------
     Total rental and other revenues ...         191,183         187,021             2.2%
                                            ------------    ------------

Property operating and maintenance
  expenses (exclusive of
  depreciation and amortization)
   Atlanta (2) .........................          32,001          31,504             1.6%
   Dallas ..............................          15,798          15,561             1.5%
   Tampa ...............................           8,538           8,330             2.5%
   Washington, DC (2) ..................           6,084           5,312            14.5%
   Charlotte ...........................           3,246           3,182             2.0%
   Houston .............................           5,149           4,467            15.3%
   Denver ..............................           2,045           2,187            (6.5)%
   New York ............................           1,118           1,125            (0.6)%
   Orlando .............................           1,149           1,163            (1.2)%
                                            ------------    ------------
     Total (2) .........................          75,128          72,831             3.2%
                                            ------------    ------------

Net operating income
   Atlanta (2) .........................          53,455          53,486            (0.1)%
   Dallas ..............................          19,164          18,325             4.6%
   Tampa ...............................          13,044          12,102             7.8%
   Washington, DC (2) ..................          11,116          11,057             0.5%
   Charlotte ...........................           6,654           6,444             3.3%
   Houston .............................           4,339           4,960           (12.5)%
   Denver ..............................           4,023           3,817             5.4%
   New York ............................           2,686           2,564             4.8%
   Orlando .............................           1,574           1,435             9.7%
                                            ------------    ------------
     Total same store NOI (2) ..........    $    116,055    $    114,190             1.6%
                                            ============    ============

(1) Excluding the impact of straight-lining long-term ground lease expense of $142 in Atlanta and $168 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have been $10,542, $1,806 and $25,247, in Atlanta, Washington, D.C. and in total, respectively, and would have (decreased) increased (0.5)%, 4.9% and 2.4% in Atlanta, Washington, D.C. and in total, respectively, for the third quarter of 2005, compared to the third quarter of 2004. Excluding the impact of straight-lining long-term ground lease expense, NOI would have been $18,445, $4,025 and $40,008, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 2.8%, 5.5% and 4.8% in Atlanta, Washington, D.C. and in total, respectively, for the third quarter of 2005, compared the third quarter of 2004.

(2) Excluding the impact of straight-lining long-term ground lease expense of $429 in Atlanta and $512 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have been $31,572, $5,572 and $74,187, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 0.2%, 4.9% and 1.9% in Atlanta, Washington, D.C. and in total, respectively, for the nine months ended September 30, 2005, compared to the same period in the prior year. Excluding the impact of straight-lining long-term ground lease expense, NOI would have been $53,884, $11,628 and $116,996, in Atlanta, Washington, D.C. and in total, respectively, and would have increased 0.7%, 5.2% and 2.5% in Atlanta, Washington, D.C. and in total, respectively, for the nine months ended September 30, 2005, compared the same period in the prior year.

TABLE 4

Computation of Debt Ratios
(In thousands)

                                                                                        AS OF SEPTEMBER 30,
                                                                                  -------------------------------
                                                                                      2005               2004
                                                                                  ------------       ------------
Total real estate assets per balance sheet ..................................     $  1,901,826       $  1,996,269
Plus:
Company share of real estate assets held in unconsolidated entities .........           41,236             43,715
Company share of accumulated depreciation -- assets held in
  unconsolidated entities ...................................................            2,698              3,065
Accumulated depreciation per balance sheet ..................................          508,386            495,048
Accumulated depreciation on assets held for sale ............................               --              7,836
                                                                                  ------------       ------------
Total undepreciated real estate assets (A) ..................................     $  2,454,146       $  2,545,933
                                                                                  ============       ============

Total debt per balance sheet ................................................     $    957,985       $  1,099,980
Plus:
Company share of third party debt held in unconsolidated entities ...........           23,450             29,240
Less:
Joint venture partners' share of mortgage debt of the company ...............           (6,679)                --
                                                                                  ------------       ------------
Total debt (adjusted for joint venture partners' share of debt) (B) .........     $    974,756       $  1,129,220
                                                                                  ============       ============

Total debt as a % of undepreciated real estate assets (adjusted for
  joint venture partners' share of debt) (B/A) ..............................             39.7%              44.4%
                                                                                  ============       ============

Total debt per balance sheet ................................................     $    957,985       $  1,099,980
Plus:
Company share of third party debt held in unconsolidated entities ...........           23,450             29,240
Preferred shares at liquidation value .......................................           95,000             95,000
Less:
Joint venture partners' share of mortgage debt of the company ...............           (6,679)                --
                                                                                  ------------       ------------
Total debt and preferred equity (adjusted for joint venture partner's
  share of debt) (C) ........................................................     $  1,069,756       $  1,224,220
                                                                                  ============       ============

Total debt and preferred equity as a % of undepreciated assets
  (adjusted for joint venture partners' share of debt) (C/A) ................             43.6%              48.1%
                                                                                  ============       ============

TABLE 5

Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

                                                                 THREE MONTHS ENDED                  TWELVE MONTHS ENDED
                                                                  DECEMBER 31, 2005                   DECEMBER 31, 2005
                                                            ------------------------------      ------------------------------
                                                             LOW RANGE         HIGH RANGE        LOW RANGE         HIGH RANGE
                                                            ------------      ------------      ------------      ------------
Forecasted net income, per share ......................     $       0.03      $       0.06      $       3.25      $       3.28
Forecasted real estate depreciation, per share ........             0.41              0.41              1.73              1.73
Forecasted gains on property sales, per share .........               --                --             (2.90)            (2.90)
Forecasted gains on condominium sales, net of
  provision for income taxes, per share ...............            (0.01)            (0.01)            (0.38)            (0.38)
Forecasted incremental gains on condominium
  sales included in funds from operations, net
  of provision for income taxes, per share ............             0.01              0.01              0.20              0.20
                                                            ------------      ------------      ------------      ------------
Forecasted funds from operations, per share ...........             0.44              0.47              1.90              1.93
Forecasted loss on early extinguishment of debt
  associated with asset sales, per share ..............               --                --              0.07              0.07
Gain on sale of technology investment, per
  share ...............................................               --                --             (0.12)            (0.12)
                                                            ------------      ------------      ------------      ------------
Forecasted funds from operations, excluding
  debt extinguishment costs and technology
  investment gain, per share ..........................     $       0.44      $       0.47      $       1.85      $       1.88
                                                            ============      ============      ============      ============